Exhibit 99.1

GeoPetro Resources Company Announces March 31, 2008 Quarterly Profit

SAN FRANCISCO--(BUSINESS WIRE)--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP) today announced unaudited financial results for the three months ended March 31, 2008. All currency amounts in this release are stated in U.S. dollars.

Revenue for the quarter ended March 31, 2008 was $2,142,598 compared to $1,823,342 in the comparable period in 2007, representing an 18% increase. The increase in revenue was due primarily to higher average natural gas prices prevailing in the 2008 period as compared to 2007. The Company reported net income available to common shareholders for the quarter ended March 31, 2008 of $344,126 ($0.01 per basic and diluted share), compared to a net loss available to common shareholders of $182,614 ($0.01 per basic and diluted share) in the previous year quarterly period.

Total costs and expenses decreased by 6% in the quarter ended March 31, 2008, as compared to the prior year period. The following represents unaudited selected financial results for the first quarter of 2008:

	Three months ended March 31,		Increase
	2008	2007	Decrease
	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$2,142,598	$1,823,342	18%

Costs and expenses:
Lease operating expense	343,823	427,277	-20%
General and administrative	715,423	759,356	-6%
Net profits interest	228,061	184,204	24%
Depreciation and depletion expense	534,430	576,942	-7%
Total costs and expenses	1,821,737	1,947,779	-6%

Income (Loss) from operations	320,861	(124,437)

Net Income (Loss) Available to Common Shareholders	$344,126	$(182,614)

Earnings (Loss) per Share:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)

Operations Update at Madisonville Field, Texas

In October 2007, Madisonville Gas Processing, LP (“MGP”) informed the Company that they had partially completed construction of the additional treating facilities. Subsequently in November 2007, MGP commenced phase-in of the additional treating capacity reaching a temporary peak inlet volume of 21 million cubic feet per day (“mmcf/d”) of natural gas out of the total contracted 50 mmcf/d design capacity at such additional facilities. However, operations at the additional treating facilities were suspended by MGP in December 2007 in order to make the necessary modifications to effectively deal with the presence of diamondoids in the gas stream produced from the Rodessa Formation. MGP has further informed the Company that it expects operations at the additional treating facilities to commence in the third quarter of 2008. MGP has completed field testing of its planned diamondoid removal process and must now modify its equipment design to remove diamondoids from the production stream.

The Company’s Chairman, President and CEO, Stuart J. Doshi stated, "We are pleased with our financial and operating results. As our numbers suggest, we are benefiting from higher commodity prices despite the delays associated with the expansion of the Madisonville Gas Treatment Plant." Mr. Doshi continued, "We look forward to continued progress and believe we are on track to achieve our corporate goals for 2008."

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved and probable reserves, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:
GeoPetro Resources Company
Stuart J. Doshi, 415-398-8186
President & CEO
sdoshi@geopetro.com